Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-172599) and S-8 (No. 333-80471, No. 333-118299, No. 333-181642, No. 333-170488 and No. 033-36485) of Granite Construction Incorporated of our report dated April 10, 2018 relating to the consolidated financial statements of Layne Christensen Company and subsidiaries (“Layne”), and the effectiveness of Layne’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Layne Christensen Company for the year ended January 31, 2018, which is incorporated by reference in this Current Report on Form 8-K of Granite Construction Incorporated dated August 28, 2018.

/S/ DELOITTE & TOUCHE LLP

Houston, Texas

August 28, 2018